Exhibit 5.1

                             April 2, 2013

BioScrip, Inc.

100 Clearbrook Road

Elmsford, New York 10523

Re:	BioScrip, Inc. — Registration Statement on Form S-8

Ladies and Gentlemen:

As Senior Vice President, Secretary and General Counsel of BioScrip, Inc., a Delaware corporation (the “Company”), I have participated in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of 750,000 shares (the “Shares”) of the Company’s Common Stock, par value $.0001 per share (“Common Stock”) issuable under the Company’s Employee Stock Purchase Plan, as amended (the “ESPP”).

As General Counsel, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of (i) the Certificate of Incorporation and By-Laws of the Company, as amended and in effect as of the date of this opinion; (ii) the ESPP; (iii) resolutions adopted by the Company’s Board of Directors and Management Development and Compensation Committee; and (iv) such other records, documents, certificates and instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.  In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

I am authorized to practice law in the states of New York and Massachusetts.  The opinions expressed herein are limited in all respects to the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that, upon stockholder approval of the ESPP at the Company’s 2013 Annual Meeting of Stockholders, the Shares will have been duly authorized for issuance and the Shares, when issued in accordance with the terms of the ESPP, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur that could affect the opinions contained herein.  This opinion is being rendered solely for the benefit of BioScrip, Inc. in connection with the matters addressed herein.  This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I am an officer of the Company and each of the Company’s subsidiaries.  I own 50,000 unvested shares of restricted Common Stock, an aggregate of vested options to purchase 50,001 shares of Common Stock and unvested options to purchase 59,999 shares of Common Stock. I may participate in the Company’s Employment Stock Purchase Plan.

I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Kimberlee Seah
Kimberlee Seah Senior Vice President, Secretary and General Counsel